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                                   Exhibit 4.4



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       INVESTORS FINANCIAL SERVICES CORP.

         Investors Financial Services Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), does hereby certify as follows, pursuant to Section 242 of the GCL:

         FIRST: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors, at a meeting held on February 13, 2001, in accordance with Section 242 of the GCL, duly adopted a resolution (i) proposing an amendment to the Certificate of Incorporation of the Corporation, (ii) declaring said amendment to be advisable and in the best interests of the Corporation's stockholders and
(iii) directing that the matter be submitted to the stockholders of the Corporation for the approval of said amendment.

         SECOND: The amendment to the Certificate of Incorporation of the Corporation was duly adopted at the Annual Meeting of Stockholders of the Corporation held on April 17, 2001, in accordance with Section 242 of the GCL.

         THIRD: That in accordance with the aforementioned resolution, the Corporation's Certificate of Incorporation is hereby amended by amending and restating in its entirety Article FOURTH (A) thereof and substituting in lieu thereof the following new Article FOURTH (A):

                           (A) The total number of shares of all classes of
                   capital stock which the Corporation shall have authority to issue is 101,650,000 shares, consisting of 100,000,000 shares of Common Stock with a par value of One Cent ($.01) per share (the "Common Stock"), 650,000 shares of Class A Common Stock with a par value of One Cent ($.01) per share (the "Class A Stock"), and 1,000,000 shares of Preferred Stock with a par value of One Cent ($.01) per share, the designations of which are to be determined by the Board of Directors.

                           A description of the respective classes of stock and
                   a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Common Stock, Class A Stock and Preferred Stock are as follows:

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         FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

         IN WITNESS WHEREOF, Investors Financial Services Corp. has caused this certificate to be signed by Kevin J. Sheehan, its President and Chief Executive Officer, as of this ____ day of April, 2001.

                               INVESTORS FINANCIAL SERVICES CORP.


                               By: /s/ Kevin J. Sheehan
                                   --------------------------------------------
                                   Name:  Kevin J. Sheehan
                                   Title: President and Chief Executive Officer